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                                                                    EXHIBIT 8(A)

                       [LETTERHEAD OF HUNTON & WILLIAMS]

                                                      March 29, 1999

Sullivan & Cromwell
125 Broad Street
New York, NY 10004

Dear Ladies and Gentlemen:

We have acted as Virginia counsel to Union Camp Corporation, a Virginia corporation ("UCC"), in connection with the merger (the "Merger") of Maple Acquisition, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of International Paper Company, a New York corporation ("IP"), with and into UCC, pursuant to the terms of the Agreement and Plan of Merger (the "Agreement"), dated as of November 24, 1998, by and among UCC, IP and Merger Sub. Capitalized terms used but not defined herein shall have the meanings specified in the Agreement.

Assuming that the Merger will be effected in accordance with the Agreement, it is our opinion that upon the execution and filing of the Articles of Merger (in the form prepared by us) with the Virginia State Corporation Commission (the "Commission") and the issuance by the Commission of its certificate of merger, the Merger will qualify as a merger under the Virginia Stock Corporation Act.

                                              Very truly yours,

                                                   /s/ HUNTON & WILLIAMS
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                                              Hunton & Williams